Date:	January 14, 2008
Media Contact:	William H. Galligan	Phone:	816/983-1551

bgalligan@kcsouthern.com

KCS Resubmits Data for AAR’s Weekly Railroad Traffic Report

Kansas City, MO, January 14, 2008. Kansas City Southern (KCS) (NYSE:KSU) has resubmitted to the Association of American Railroads its weekly carload data for traffic in the United States for Weeks 44 through 52 of 2007 and Week 1 in 2008. Both carload and intermodal traffic were underreported over this time period.

The revised data is presented in the table below.

Week	Date Ending	Originated Carload	Received Carload	Total Carload	Originated Intermodal	Received Intermodal	Total Intermodal	Grand Total

44	11/3/2007	7,008	9,759	16,767	1,846	4,147	5,993	22,760

45	11/10/2007	6,537	9,823	16,360	1,870	4,040	5,910	22,270

46	11/17/2007	6,918	9,214	16,132	2,053	4,426	6,479	22,611

47	11/24/2007	5,679	9,416	15,095	1,708	3,948	5,656	20,751

48	12/1/2007	6,975	9,881	16,856	1,834	3,346	5,180	22,036

49	12/8/2007	6,495	9,940	16,435	1,975	4,180	6,155	22,590

50	12/15/2007	6,066	7,983	14,049	2,130	3,824	5,954	20,003

51	12/22/2007	6,260	8,809	15,069	1,859	3,417	5,276	20,345

52	12/29/2007	5,075	7,464	12,539	1,255	2,509	3,764	16,303

1	1/5/2008	5,838	8,119	13,957	1,146	2,091	3,237	17,194

Headquartered in Kansas City, Mo., KCS is a transportation holding company that has railroad investments in the U.S., Mexico and Panama. Its primary U.S. holding includes The Kansas City Southern Railway Company, serving the central and south central U.S. Its international holdings include Kansas City Southern de Mexico, S.A. de C.V., serving northeastern and central Mexico and the port cities of Lázaro Cárdenas, Tampico and Veracruz, and a 50 percent interest in Panama Canal Railway Company, providing ocean-to-ocean freight and passenger service along the Panama Canal. KCS’ North American rail holdings and strategic alliances are primary components of a NAFTA Railway system, linking the commercial and industrial centers of the U.S., Canada and Mexico.

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